Exhibit 10.3

SECOND AMENDEMENT TO PURCHASE AGREEMENT

(The Pike Outlets)

THIS SECOND AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made effective as of May 14, 2026 (the “Amendment Effective Date”) by and between DDR URBAN LP, a Delaware limited partnership (“Seller”), and PIKE LONG BEACH OWNER LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

A.
Seller and Buyer entered into that certain Purchase Agreement dated as of May 1, 2026, as amended by that certain First Amendment to Purchase Agreement dated May 1, 2026 (together, the “Original Purchase Agreement”) with respect to certain real property consisting known as The Pike Outlets located at 18,645 acres of land situated at the location generally known as 95 S. Pine Ave. in Long Beach, the County of Los Angeles, State of California, as more particularly described in the Original Purchase Agreement (collectively, the “Property”).
B.
Seller and Buyer desire to amend the Original Purchase Agreement as set forth in this Amendment.

In consideration of the mutual promises and covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby amend the Original Purchase Agreement and agree as follows:

1.
Incorporation of Recitals; Defined Terms. The foregoing Recital paragraphs are hereby incorporated into this Amendment as if fully set forth herein. All capitalized terms used as defined terms in this Amendment and not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Original Purchase Agreement. The Original Purchase Agreement, as amended by this Amendment, is sometimes referred to herein as the “Amended Purchase Agreement”.
2.
Due Diligence Period. Notwithstanding anything to the contrary contained in Section 8.2(a) of the Agreement, (i) Seller and Buyer acknowledge and agree that the Due Diligence Period has expired as of the Amendment Effective Date; and (ii) Buyer hereby waives any right to terminate the Agreement under Sections 3.2(b) and 8.2 of the Agreement.
3.
Closing Credits.
a.
In consideration for repairs, replacements or maintenance that may be required due to the physical conditions of the Property (collectively, whether such physical conditions are known or unknown as of this Amendment Effective Date, the “Capital Expenditures”), at Closing, Buyer shall receive a credit against the Purchase Price in the amount of Eight Hundred Thousand and 00/100 Dollars ($800,000.00) (the “Capital Expenditures Credit”). Except as expressly provided by the preceding sentence with respect to the Capital Expenditures Credit, in no event shall Buyer be entitled to any compensation, nor shall Seller have any liability for, any one or more of the Capital Expenditures.

b.
In consideration for certain issues related to the Gladstone Lease, including, without limitation, the issues reference in the correspondence identified in Schedule 9.1(h) or as otherwise disclosed to Buyer (collectively, the “Gladstone Issues”), at Closing, Buyer shall receive a credit against the Purchase Price in the amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the “Gladstone Credit”). Except as expressly provided by the preceding sentence with respect to the Gladstone Credit, in no event shall Buyer be entitled to any compensation, nor shall Seller have any liability for, any one or more of the Gladstone Issues.
c.
In consideration for certain issues related to the Famous Daves Lease, including, without limitation, the issues reference in the correspondence identified in Schedule 9.1(h) or as otherwise disclosed to Buyer (collectively, the “Famous Daves Issues”), at Closing, Buyer shall receive a credit against the Purchase Price in the amount of One Hundred Ninety Thousand and 00/100 Dollars ($190,000.00) (the “Famous Daves Credit”, and collectively with the Capital Expenditures Credit and the Famous Daves Credit, the “Credits”). Except as expressly provided by the preceding sentence with respect to the Famous Daves Credit, in no event shall Buyer be entitled to any compensation, nor shall Seller have any liability for, any one or more of the Famous Daves Issues.
4.
Tenant Estoppels. Furthermore, without limiting the provisions of Section 6.3(b) of the Original Agreement and in consideration of the Credit, Buyer shall not have the right to reject any one or more Tenant Estoppels (including, without limitation, the Required Estoppels) due to any one or more of the Capital Expenditures, Gladstone Issues, and/or Famous Dave Issues being disclosed in such Tenant Estoppels (irrespective of whether any such Capital Expenditures, Gladstone Issues, and/or Famous Dave Issues are alleged in any such Tenant Estoppel to be a default under the applicable Lease).
5.
Miscellaneous.
a.
Except as otherwise expressly amended by the terms of this Amendment, the Original Purchase Agreement remains unmodified, unamended and in full force and effect. The Original Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed.
b.
The Amended Purchase Agreement contains all of the terms and conditions of the agreement between the parties hereto, and any and all prior and contemporaneous oral and written agreements are merged therein.
c.
This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Signatures delivered by PDF or DocuSign (or any other reputable electronic platform) shall be sufficient to bind the parties hereto.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Effective Date.

SELLER:

DDR URBAN LP,

a Delaware limited partnership

By: DDR Urban, Inc.

Its: General Partner

By: /s/ Michael S. Owendoff

Print: Michael S. Owendoff

Title: Deputy General Counsel

Date: May 14, 2026

(Seller’s Signature Page to Second Amendment to PSA)

BUYER:

PIKE LONG BEACH OWNER LLC,

a Delaware limited liability company

By: /s/ John Pomer

Print: John Pomer

Title: Authorized Representative

Date: May 14, 2026

(Buyer’s Signature Page to Second Amendment to PSA)